November 5, 2015

Via e-mail at bellacostadesigns@yandex.com

Audit Committee

Attn.: Nelson Perez, Director and President

Bella Costa Designs Inc.

Dear Mr. Perez;

This is to confirm that the client-auditor relationship between Bella Costa Designs Inc. and Li and Company, PC has ceased.

Sincerely,

Li and Company, PC

by Tony Li

CC:

Via e-fax at 12027729252@efaxsend.com

Office of the Chief Accountant

SECPS Letter File

Securities and Exchange Commission

100 Fifth Street, N.W.

Washington, D.C. 20549